Exhibit 99.1

Rosetta Resources Inc. Announces 2014 First Quarter Financial and Operational Results

•	Increased total daily oil production by 30 percent versus 2013 and 8 percent quarter-over-quarter

•	Increased total daily equivalent production by 16 percent versus 2013 and 5 percent quarter-over-quarter

•	Achieved 23 percent quarter-over-quarter growth in Permian daily equivalent production

•	Successfully advanced Delaware Basin horizontal well program, doubling net project inventory

•	Reaffirms 2014 capital, volume and expense guidance

HOUSTON, May 5, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported first quarter 2014 net income of $35.2 million, or $0.57 per diluted share, versus net income of $53.5 million, or $1.01 per diluted share, for the same period in 2013.  Adjusted net income (non-GAAP) for the quarter was $45.6 million, or $0.74 per diluted share, excluding an after-tax unrealized loss on derivatives of $10.1 million, versus adjusted net income of $62.5 million, or $1.18 per diluted share in 2013.  The decrease in adjusted net income was primarily due to higher operating costs offset by higher production and realized prices.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta is off to a great start in 2014 continuing our trend of production growth. Our first quarter results are in line with our expectations and we are on track to deliver on our annual targets,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “Rosetta made significant progress in the advancement of our Delaware Basin horizontal program as we doubled our inventory of net well locations.  Also, during the quarter, our Eagle Ford program was a key driver of our operational success.  As the year progresses, we will maintain our focus on program execution and evaluation of various long-term growth catalysts in our core areas.”

2014 First Quarter Results

Production for the quarter averaged a record 54 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 16 percent from the same period in 2013 and 5 percent from the prior quarter. The increase for both periods was attributable to production growth from the Company’s Eagle Ford and Permian Basin assets. Oil production in the first quarter averaged 16 thousand barrels (“MBbls”) per day, an increase of 30 percent from 2013.  Natural gas liquids (“NGLs”) daily production also increased by 12 percent compared to the prior year first quarter. Rosetta began the quarter averaging 51 MBoe/d in January.  Production in February averaged 55 MBoe/d and the Company ended the quarter producing an average of 57 MBoe/d in March.

Revenues for the first quarter of 2014 were $214.6 million compared to $178.1 million for the same period in 2013.  First quarter revenues including realized derivatives were $230.4 million in 2014 and $192.1 million in 2013.  A summary of the Company’s quarterly production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

As anticipated, the addition of the high-margin Permian Basin assets impacted first quarter operating costs.  Direct lease operating expense (“LOE”) for the first quarter was $3.23 per barrel of oil equivalent (“BOE”), an increase of 24 percent versus the fourth quarter on a per-unit basis.  Treating and transportation increased by seven percent versus the prior quarter to $4.23 per BOE.  In total, cash production costs, including LOE, treating and transportation and taxes other than income, grew by 14 percent on a per-unit basis compared to the prior quarter, but full year per-unit expense guidance remains intact. A summary of the Company’s first quarter operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the first quarter of 2014, Rosetta made capital investments of approximately $361 million, excluding acquisitions.  The Company drilled a total of 47 gross operated wells and completed 54 gross wells, of which 45 were placed on production. The first quarter capital spend included approximately $36 million for central facilities projects.

EAGLE FORD

Daily production from the Eagle Ford was 50 MBoe/d in the first quarter, an increase of seven percent from the prior year and four percent versus the prior quarter.  Rosetta operated five to seven rigs in the Eagle Ford area during the first quarter.  Capital spending included $258 million for drilling and completion activity in the Eagle Ford shale.  During the quarter, 35 wells were drilled and 39 completed, of which 32 were brought online.  At the end of the quarter, 57 drilled wells were awaiting completion, down from 61 in the prior quarter.

Since beginning operations in the Eagle Ford area, Rosetta has completed 244 gross horizontal wells as of March 31, 2014. During the second quarter of 2014, the Company expects to complete 25 to 30 Eagle Ford wells and continue to operate four to five rigs in the play, including two to three rigs in the Gates Ranch area.

PERMIAN BASIN

Rosetta’s production from the Permian averaged approximately 4 MBoe/d in the first quarter, an increase of 23 percent from the prior quarter.  The Company operated five to six rigs in the Delaware Basin area during the first quarter.  During the quarter, 12 gross operated wells were successfully drilled including five horizontal and seven vertical wells. A total of 15 gross operated wells were completed, two of which were horizontal wells.

In Reeves County, Rosetta successfully advanced the Company’s Wolfcamp horizontal program with the completion of two operated Wolfcamp ‘A’ wells, as detailed in the table below:

Well Name	Rosetta WI, %	Wolfcamp Zone/Lateral	# Frac Stages	7-Day IP Boe/d	Oil %
Balmorhea Ranch 41-3H	100	A/4,100’	14	987	79
Sam Bass 15-2H	100	A/4,100’	14	*692	54
*unstabilized

The Company also participated in five Wolfcamp horizontal wells completed by other operators in Reeves County, including four Wolfcamp ‘A’ wells and one Wolfcamp ‘B/C’ well.  As Rosetta moves forward with delineation and development in Reeves County, the total horizontal inventory portfolio has doubled to approximately 900 net locations compared to year-end 2013.

During the second quarter of 2014, the Company plans to operate five to six rigs in the play, including four to five rigs dedicated to horizontal drilling. The Company expects to complete four to eight operated gross horizontal wells, including a lower Wolfcamp well, a 3rd Bone Spring test, and a three-well spacing pilot.  Rosetta also plans to spud an upper Wolfcamp horizontal well with a 7,500-foot lateral length.

Financing and Derivatives Update

As of March 31, 2014, the Company’s borrowing base and committed amount totaled $800 million under its Senior Revolving Credit Facility (“Credit Facility”), with net borrowings outstanding of $60 million under the Credit Facility.  As previously announced on April 2, the Company amended its Credit Facility increasing the borrowing base from $800 million to $950 million. The committed amount under the Credit Facility was reconfirmed at $800 million. On April 30, 2014, Rosetta had $150 million in net borrowings outstanding with $650 million available for borrowing under the Credit Facility.

Following the quarter ended March 31, 2014, Rosetta executed additional derivative transactions for 2016 natural gas production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of April 30, 2014.

2014 Outlook

Rosetta’s 2014 capital guidance of $1.1 billion, excluding acquisition capital, remains unchanged from the previous estimate.  The 2014 capital program is based on a four to five-rig Eagle Ford program in South Texas and a Delaware Basin program averaging six rigs during the year.  Based on the planned capital level, Rosetta reiterates the full year 2014 production range of 60 – 65 MBoe/d, which represents approximately 20 – 30 percent year-over-year production growth.  The average oil ratio is expected to be approximately 30 percent in 2014 with total liquids estimated at 63 percent.  A summary of the Company's cost per-unit expense guidance for full year 2014 is outlined in the attached "Summary of Guidance" table and is also reaffirmed.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	March 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,115	$193,784
Accounts receivable	130,302	122,677
Derivative instruments	37	4,307
Prepaid expenses	7,932	9,860
Deferred income taxes	18,963	27,976
Other current assets	2,164	1,284
Total current assets	214,513	359,888

Oil and natural gas properties using the full cost method of accounting:
Proved properties	4,387,172	3,951,397
Unproved/unevaluated properties, not subject to amortization	727,051	755,438
Gathering systems and compressor stations	204,944	168,730
Other fixed assets	27,299	26,362
	5,346,466	4,901,927
Accumulated depreciation, depletion and amortization, including impairment	(2,094,737)	(2,020,879)
Total property and equipment, net	3,251,729	2,881,048
Other assets:
Debt issuance costs	24,590	25,602
Derivative instruments	2,710	5,458
Other long-term assets	327	4,622
Total other assets	27,627	35,682
Total assets	$3,493,869	$3,276,618

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$286,397	$190,950
Royalties and other payables	83,542	78,264
Derivative instruments	13,738	4,913
Total current liabilities	383,677	274,127
Long-term liabilities:
Derivative instruments	438	433
Long-term debt	1,560,000	1,500,000
Deferred income taxes	145,998	136,407
Other long-term liabilities	18,744	17,317
Total liabilities	2,108,857	1,928,284

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2014 or 2013	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 62,200,386 shares and 62,032,162 shares at March 31, 2014 and December 31, 2013, respectively	62	61
Additional paid-in capital	1,186,236	1,182,672
Treasury stock, at cost; 773,061 shares and 724,755 shares at March 31, 2014 and December 31, 2013, respectively	(26,725)	(24,592)
Accumulated other comprehensive loss	(105)	(108)
Retained earnings	225,544	190,301
Total stockholders' equity	1,385,012	1,348,334
Total liabilities and stockholders' equity	$3,493,869	$3,276,618

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenues:
Oil sales	$131,677	$110,052
NGL sales	55,295	46,461
Natural gas sales	51,379	33,576
Derivative instruments	(23,785)	(11,969)
Total revenues	214,566	178,120
Operating costs and expenses:
Lease operating expense	19,521	8,911
Treating and transportation	20,677	15,087
Taxes, other than income	10,206	7,655
Depreciation, depletion and amortization	74,775	44,630
General and administrative costs	19,538	15,532
Total operating costs and expenses	144,717	91,815
Operating income	69,849	86,305

Other expense (income):
Interest expense, net of interest capitalized	15,290	6,069
Interest income	(12)	-
Other expense (income), net	151	(30)
Total other expense	15,429	6,039

Income before provision for income taxes	54,420	80,266
Income tax expense	19,177	26,786
Net income	$35,243	$53,480

Earnings per share:
Basic	$0.57	$1.01
Diluted	$0.57	$1.01

Weighted average shares outstanding:
Basic	61,380	52,733
Diluted	61,547	53,081

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net income	$35,243	$53,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	74,775	44,630
Deferred income taxes	18,604	26,060
Amortization of deferred loan fees recorded as interest expense	984	538
Stock-based compensation expense	3,358	2,664
Loss (gain) due to change in fair value of derivative instruments	15,848	13,971
Change in operating assets and liabilities:
Accounts receivable	(7,625)	(2,955)
Prepaid expenses	1,956	771
Other current assets	(880)	-
Long-term assets	43	(1)
Accounts payable and accrued liabilities	3,264	(729)
Royalties and other payables	5,277	4,476
Other long-term liabilities	377	(1,266)
Net cash provided by operating activities	151,224	141,639
Cash flows from investing activities:
Deposit on Permian acquisition	-	(38,400)
Acquisitions of oil and gas assets	(79,015)	-
Additions to oil and gas assets	(268,836)	(175,849)
Disposals of oil and gas assets	8	(2,651)
Net cash used in investing activities	(347,843)	(216,900)
Cash flows from financing activities:
Borrowings on Credit Facility	80,000	140,000
Payments on Credit Facility	(20,000)	(85,000)
Proceeds from stock options exercised	61	408
Purchases of treasury stock	(2,133)	(6,256)
Excess tax benefit from share-based awards	22	-
Net cash provided by financing activities	57,950	49,152

Net decrease in cash	(138,669)	(26,109)
Cash and cash equivalents, beginning of period	193,784	36,786
Cash and cash equivalents, end of period	$55,115	$10,677

Supplemental disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$206,867	$77,867

Rosetta Resources Inc.
Summary of Operating Data

	Three Months Ended March 31,
	2014	2013	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	49,937	46,839	7%
Permian	4,268	-	100%
Other	88	159	(45%)
Total (Boe/d)	54,293	46,998	16%

Daily production:
Oil (Bbls/d)	16,146	12,421	30%
NGLs (Bbls/d)	18,551	16,543	12%
Natural Gas (Mcf/d)	117,577	108,205	9%
Total (Boe/d)	54,293	46,998	16%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$90.62	$98.44	(8%)
Oil, including realized derivatives ($/Bbl)	88.59	96.54	(8%)
NGL, excluding derivatives ($/Bbl)	33.11	31.20	6%
NGL, including realized derivatives ($/Bbl)	31.38	32.92	(5%)
Natural gas, excluding derivatives ($/Mcf)	4.86	3.45	41%
Natural gas, including realized derivatives ($/Mcf)	4.66	3.61	29%
Total (excluding realized derivatives) ($/Boe)	$48.78	$44.94	9%
Total (including realized derivatives) ($/Boe)	$47.16	$45.41	4%

Average costs (per Boe):
Direct LOE	$3.23	$1.97	64%
Workovers	0.71	0.08	788%
Insurance	0.06	0.05	20%
Treating and Transportation	4.23	3.57	18%
Taxes, other than income	2.09	1.81	15%
DD&A	15.30	10.55	45%
G&A, excluding stock-based compensation	3.31	3.04	9%
Interest expense	3.13	1.43	119%

Rosetta Resources Inc.
Derivatives Summary
Status as of April 30, 2014

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2014	Swap	6,000	93.13
Crude oil	2015	Swap	10,000	88.58
Crude oil	2016	Swap	1,000	84.40

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2014	Swap	10,000	37.10	(Includes Ethane)
NGLs	2015	Swap	5,000	31.87	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04

Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	40,000	4.18
Natural gas	2016	Swap	30,000	4.04

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months ended March 31, 2014 and March 31, 2013.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions for both periods, and the transaction and financing costs associated with the Company’s Permian Acquisition for the quarter ended March 31, 2014, along with the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended March 31,
	2014	2013
Net income (GAAP)	$35,243	$53,480
Unrealized derivative loss	15,848	13,971
Permian Acquisition - transaction and financing costs	310	-
Tax benefit	(5,814)	(4,978)
Adjusted net income (Non-GAAP)	$45,587	$62,473

Net income per share (GAAP)
Basic	$0.57	$1.01
Diluted	0.57	1.01

Adjusted net income per share (Non-GAAP)
Basic	$0.74	$1.18
Diluted	0.74	1.18

Rosetta Resources Inc.
Summary of Guidance

	2014 Full Year

MBoe/d
2014 Average Daily Production	60	-	65

$/BOE
Direct Lease Operating Expense	$2.85	-	$3.10
Workover Expenses	0.60	-	0.70
Insurance	0.05	-	0.05
Ad Valorem Tax (1)	0.65	-	0.75
Treating and Transportation	4.20	-	4.60
Production Taxes (1)	1.30	-	1.40
DD&A	14.60	-	16.05
G&A, excluding Stock-Based Compensation	3.40	-	3.70
Interest Expense	2.55	-	2.80

(1) Ad Valorem Tax and Production Taxes are components of Taxes, other than income.